Exhibit 99.1

HUTTIG BUILDING PRODUCTS SELLS BUILDER RESOURCE OPERATIONS IN KANSAS CITY

McCray Lumber Purchases Merriam and Topeka, Kansas, and Lee’s Summit and Liberty, Missouri Branches

ST. LOUIS, MO, August 30, 2004—Huttig Building Products, Inc. (NYSE:HBP) today announced that it has completed the sale of its operations and certain assets, including inventory and equipment, of its Builder Resource branches located in the Kansas City area to McCray Lumber Company for approximately $6.6 million. Huttig will retain accounts receivable of approximately $8.1 million. Huttig will use the proceeds to reduce debt.

Michael A. Lupo, Huttig’s President and Chief Executive Officer, said, “The sale of these one-step branches in the Kansas City area is another important step in our strategy to focus on our core wholesale distribution business. It also gives us the opportunity to enter into and grow a new customer relationship with McCray Lumber, a significant one-step business in the greater Kansas City area, which we can serve from our Kansas City, Missouri wholesale distribution center.”

About Huttig

Huttig Building Products, Inc. (NYSE: HBP) is a distributor of building materials used principally in new residential construction and in home improvement, remodeling and repair work. Huttig’s products are distributed through 50 distribution centers serving 47 states and are sold primarily to building materials dealers, national buying groups, home centers and industrial and makers of manufactured homes.

Forward Looking Statements

This press release contains forward-looking information as defined by the Private Securities Litigation Reform Act of 1995. This information presents management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Such factors are detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission.

Contact

Thomas S. McHugh, Chief Financial Officer of Huttig Building Products, Inc., at 314-216-2600.